Exhibit 99.1

OncBioMune Signs Term Sheet to Acquire Vitel Laboratorios, S.A. de C.V.

BATON ROUGE, LA—(Marketwired – November 3, 2016) - OncBioMune Pharmaceuticals, Inc. (OTCQB: OBMP) (“OncBioMune”), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, is pleased to announce that it signed a non-binding term sheet to acquire Vitel Laboratorios, S.A. de C.V. (“Vitel”), a revenue-stage Mexico-based pharmaceutical company that develops and commercializes high specialty drugs in Mexico and other Latin American countries.

As previously disclosed, OncBioMune and Vitel are collaborating on a joint venture for the purpose of developing the OncBioMune pipeline for the Mexican and Latin American markets, beginning with ProscaVax, OncBioMune’s novel therapeutic cancer vaccine for treating prostate cancer. Patient screening is currently underway in Mexico for a Phase 2/3 trial evaluating ProscaVax in PSA recurrent prostate cancer in hormone-naïve and hormone-independent patients.

Vitel has a drug portfolio that includes 12 drug candidates licensed for the Mexican market. Late in the third quarter, Vitel commercialized Bekunis® for constipation and Cirkused® for stress, two over-the-counter products licensed from ROHA Arzneimittel GmbH. Upon closing the acquisition of Vitel, OncBioMune would immediately begin recognizing revenue from the sales of these products in Mexico.

Vitel is actively working to next commercialize Vesanoid® (tretinoin), an oral retinoid anti-cancer chemotherapy drug, during the current quarter or early in the first quarter of 2017. Vesanoid has been approved by the Mexican government agency, the Federal Commission for the Protection against Sanitary Risk (COFEPRIS), for the treatment of Acute Promyelocytic Leukemia (APL), the M3 subtype of Acute Myelogenous Leukemia (AML). Vitel licensed Mexican marketing rights to Vesanoid from German-based Cheplapharm Arzneimittel GmbH.

Also in Vitel’s pipeline are KamRAB®, a human anti-rabies immune globulin therapy, and KamRHO®, a Rho (D) human immunoglobulin for the suppression of Rh immunization in Rho(D)-negative women delivering a Rho(D)-positive fetus or when the Rh type of fetus is unknown. Vitel has licensed rights to market these products in Mexico from Kamada Ltd.

Pursuant to the term sheet, the acquisition of Vitel by OncBioMune will be structured as an all-stock transaction with both OncBioMune and Vitel contributing equity interests into a newly created trust, resulting in Vitel operating as a wholly owned subsidiary of OncBioMune. Upon completion of the acquisition of Vitel, Manuel Cosme Odabachian, Chief Executive Officer of Vitel, is expected to join OncBioMune as an executive officer and continue to lead operations in Mexico and abroad.

“The acquisition of Vitel is expected to be transformational to our company, as we become a revenue-generating biotechnology company,” commented Dr. Jonathan Head, Chief Executive Officer at OncBioMune. “What Vitel has done in a very short period of time to bring Bekunis and Cirkused to market is representative of their expertise in the Mexican market and the type of energy that will bolster marketing efforts for other drugs and the development of ProscaVax. Manuel has a distinguished history of success in the pharmaceutical space and we look forward to having him formally become part of OncBioMune.”

“As we work towards completing this transaction, our two management teams are mapping out a pipeline development and launch plan so that we hit the ground running upon completing the merger,” commented Manuel Cosme Odabachian. “Our companies are extremely complementary and we hope to have the transaction completed early in 2017 so that we can use the combined resources to support our planned product launches and increase revenues.”

The acquisition of Vitel by OncBioMune remains subject to the execution of a definitive agreement containing customary representations, warranties, and closing conditions, completion of due diligence and approval by the respective boards of directors of OncBioMune and Vitel.

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About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary Vaccine Technology that is designed to stimulate the immune system to attack its own cancer while not hurting the patient. Our lead product, ProscaVax® is scheduled to commence a Phase 2 clinical study in 2016. OncBioMune also has a portfolio of targeted therapies, some of which are biosimilars to blockbuster drugs. OncBioMune is headquartered in Baton Rouge, LA.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to OncBioMune’s proposed acquisition of Vitel and their expectations regarding expansion and product development and launch. Such risks and uncertainties include, among other things, the uncertainty regarding the completion of due diligence, entry into a definitive merger agreement, approval by the respective board of directors, and market acceptance of newly released products) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within our control. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

INVESTOR AND MEDIA CONTACT:

OncBioMune Pharmaceuticals, Inc.

Andrew Kucharchuk

President and Chief Financial Officer

akucharchuk@oncbiomune.com